As filed with the Securities and Exchange Commission
on December 9, 2002.

REGSITRATION NO. 333-100241

SECURITIES AND EXCHANGE COMMISSION

AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

JITSOURCE, INC.
(Exact Name of Small Business Issuer in its Charter)

DELAWARE (State of Incorporation)	---- (Primary Standard Classification Code)	01-0656333 (IRS Employer ID No.)

233 WILSHIRE BOULEVARD, SUITE 960
SANTA MONICA, CALIFORNIA  90401
(310) 393-0104
(Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

CORPORATION SERVICE COMPANY
2711 CENTERVILLE ROAD, SUITE 400
WILMINGTON, DELAWARE 19808

(Name, Address including zip code and Telephone Number including area code, of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
4400 ROUTE 9, 2ND FLOOR
FREEHOLD, NEW JERSEY
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the

Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class Of securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock of par value $0.001 per share	358,500	$71,700	$6.53

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price of $.20 was determined by the price that shares were sold to Jitsource shareholders in a private placement memorandum. The price of $.20 is a fixed price at which the selling security holders may offer or sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER , 2002

JITSOURCE INC. 358,500 SHARES OF COMMON STOCK

Our selling stockholders are offering to sell 358,500 shares of our common stock. Currently, our common stock is not trading on any public market. It is our intention to retain a market maker to apply for trading on the Over the Counter Bulletin Board ("OTC BB") following the effectiveness of this registration statement. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that our common stock will ever be approved to trade in any public market or exchange.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The date of this prospectus is December , 2002

TABLE OF CONTENTS

SUMMARY FINANCIAL DATA	4
ABOUT OUR COMPANY	3
RISK FACTORS	3
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS	15
USE OF PROCEEDS	15
MARKET PRICE OF OUR COMMON STOCK	15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION	16
BUSINESS	22
MANAGEMENT	32
PRINCIPAL STOCKHOLDERS	36
DILUTION	37
SELLING STOCKHOLDERS	39
PLAN OF DISTRIBUTION	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
DELAWARE BUSINESS COMBINATION PROVISIONS	45
INDEMNIFICATION OF DIRECTORS AND OFFICERS	45
WHERE YOU CAN FIND MORE INFORMATION	46
TRANSFER AGENT	47
LEGAL MATTERS	47
EXPERTS	47
INDEX TO FINANCIAL STATEMENTS	f-1

About Our Company

We are a supplier of services and consultants to meet the needs of companies and institutions operating in the telecommunications, industrie. Through our wholly owned subsidiary, Jitsource, LLC, we have a network of technology solution providers that are highly skilled in matching solution providers with solution buyers. We are a one-stop shop for finding the best available product or resource to meet technology solution needs. All references to “us” or “we” are references to both Jitsource, Inc. and Jitsource, LLC.

How Our Company Is Organized

We are a Delaware corporation that was formed on April 5, 2002. On April 8, 2002, we reorganized as a Corporation rather than an LLC which allows us more flexibility to raise financing. We executed an Interest Purchase Agreement in which we purchased all of the outstanding membership units in Jitsource, LLC so that Jitsource, LLC became our wholly owned subsidiary.

We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. Where You Can Find Us:

Our corporate offices are located at 233 Wilshire Blvd., Suite 960, Santa Monica, CA 90401. Our corporate staff consists of one part time officer and director. Our telephone number is (310) 395-7123.

Summary Financial Data

The following summary financial data should be read in conjunction with "Management’s Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus.

The following table sets forth our summary historical financial information for the years ended December 31, 2001 and 2000 and for the nine months ended September 30, 2002 and 2001 for us and for our subsidiary, Jitsource, LLC. The operating results for the period ended September 30, 2002 are not necessarily indicative of the results to be expected for the full year or for any future period.

JITSOURCE,INC. a Delaware corporation- Consolidated

Inception to September 30, 2002
STATEMENT OF OPERATIONS

Revenues	3,813
Net Income(loss)	(4,518)
Net Income(loss)per share	(.02)
Number of Shares used in calculation of net income (loss) per share	2,358,300
As of September 30, 2002
BALANCE SHEET DATA

Working Capital	58,293

Total Assets	103,208
Total Shareholder's Equity	95,694

JITSOURCE, LLC, a Delaware corporation

	Year Ended December 31, 2001	Year Ended December 31, 2000
STATEMENT OF OPERATIONS

Revenues	292,164	785,003
Net Income(loss)	73,904	152,270
Net Income(loss)per share	73.90	152.27
Number of Shares used in calculation of net income (loss) per share	1,000	1,000

	As of Year Ended December 31, 2001	As of Year Ended December 31, 2000

BALANCE SHEET DATA

Working Capital	13,514	7,957
Total Assets	118,571	18,863
Total Shareholder's Equity	34,766	(39,138)

Risk Factors

You should carefully consider the following risk factors and other information in this prospectus before deciding to become a shareholder of our common stock. Your investment in our common stock is highly speculative and involves a high degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words "we", "our" or "us" refer to Jitsource and not to the selling stockholders.

We will require additional funds to achieve our current business strategy and our inability to obtain additional financing could have a material adverse effect on our ability to maintain business operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have a material adverse effect on the our ability to implement our development strategy, and as a result, could require us to diminish or suspend our development strategy and possibly cease our operations.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We depend upon our key employees to generate revenues and if we lose the services of these employees we may be unable to provide services to our clients which will be detrimental to our business .

Our success depends to a significant degree upon the services of our sole officer and director, Akhee Rahman. We further believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled technical, managerial, sales and marketing personnel. There can be no assurance that we will succeed in such efforts among intense competition for talents within our industry. Failure to attract and retain such personnel could prevent us from providing services to our clients and operating our business in a manner that will create a steady revenue flow and benefit our shareholders. If we cannot provide such services, we may be forced to cease our business operations or file bankruptcy.

If we are unable to generate significant revenues from our operations, we may be unable to provide the products to our current customers and to expand our distribution network which could affect our ability to generate profits.

If we are unable to generate significant revenues from our products and services, we will not be able to achieve profitability or continue operations. If we are unable to generate significant revenues, we could be forced to delay, scale back or eliminate certain products and services. Such inability to generate revenues could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, or sell assets or cease operations, any of which could put your investment at significant risk.

Because we are a development stagecompany which is marketing our product, our business has a high risk of failure.

We are a development stage company that is attempting to sell a new brand of products and services. Our business condition raises substantial doubt as to our continuance as a going concern. To date, we have completed only part of our business plan and we can provide no assurance that we will be able to sell enough of our products and services in order to achieve profitability. It is not possible at this time for us to predict with assurance the potential success of our business.

The existence of recurring losses from operations may make it more difficult for us to raise additional debt or equity financing needed to run our business.

Control by Akhee Rahman and Reza Rahman prevents you from causing a change in the course of our operations and may affect the future prices of our common stock.

Akhee Rahman and Reza Rahman will maintain control of Jitsource after the offering. Accordingly, for as long as Akhee Rahman and Reza Rahman continue to own more than 50% of our common stock, they will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

Our independent auditor, Gately and Associates, LLC, is not a licensed to practice in the State of California and therefore we may be required to retain an independent auditor that is licensed in the State of California.

Gately & Associates, LLC, our independent auditor is not licensed in Claifornia. Since our headquartes is located in California it is possible that we may nee to reain another firm which is licensed in the State. If we are required to retain another independent auditor to review and audit our financial statement, there is a substantial likelihood that the effectiveness of this registration statement will be delayed. In addition, we will be required to pay additional fees to this firm which could affect our operations.

Certain states may not allow the sale of our common shares, and investors may be required to hold their common shares indefinitely.

The common shares offered are intended to be qualified or exempt for sale only in a limited number of states. Purchasers of the common shares may move to jurisdictions in which the common shares are not qualified or exempt. No assurances can be given that we will be able to effect any required qualification or that any exemption will be available permitting a purchaser to sell his common shares, and, as a result, such common shares may be required to be held indefinitely.

A business combination with a third party will probably result in a change in control and management.

A business combination with a third party involving the issuance of our common stock will, in all likelihood, result in shareholders of another company obtaining a controlling interest in us. The resulting change in control will likely result in removal of our present officer and director and a corresponding reduction in or elimination of his/her participation in our future affairs.

We will require additional management personnel with expertise in our industry in order to achieve our business objectives and we may be unable to maintain our clients if we are unable to hire such additional personnel

We will require additional management, middle management and technical personnel who have previous expertise in our industry in order to achieve our business objectives. We may be unable to attract, assimilate or retain other highly qualified employees. There is significant competition for qualified employees in our industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected. Increasing competition for these consultants may also significantly increase our labor costs, which could effect our profitability. Our failure to hire and retain additional qualified management could result in the loss of present clients as well as the failure to generate business.

There is no assurance of a public market or that the common stock will ever trade on a recognized exchange and if the stock is not approved to trade on a public market then an investor may be unable to liquidate its investment.

There is no established public trading market for our securities. We currently intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus under "Risk Factors, "Plan of Operation," "Business," and elsewhere are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors".

In some cases, you can identify forward-looking statements by the words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions or the negative of these terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward-looking statements.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

LACK OF MARKET FOR OUR COMMON STOCK

There is no established public trading market for our securities. We intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

DIVIDENDS

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the development and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that, prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

Since our inception, we have generated revenue by placing contract technical resources to telecommunications companies like Verizon and Genuity. We were formed as a vehicle to meet growth needs of comopanies such as T6X. Our first expansion was the acquisition of Jitsource, L.L.C., a Delaware company based in Irving, Texas. The parent company, Jitsource, Inc., has left all business activity that Jitsource L.L.C. has created with that subsidiary. The comparative results of business activity discussed are that of the subsidiary from January 1, 2002 through September 30, 2002.

Results of Operations

Gross Revenues through September of 2002, $38,892, declined 85% from the 2001 amount of $267,181. We attribute this decline to the general decline of this market sector that has been evident over the past year with technology spending and new long-term contracts. Our management feels that this market sector will experience a rebound as the technology needs in the market place over the past year have not been met due to an uncertain economy.

Cost of services through September of 2002, $12,064, declined 94% from the 2001 amount of $187,663. This decline was an intentional management of expenses during an uncertain economy. Cost of sales is made up of mainly subcontracted work. Due to the contractual nature of these subcontract agreements, we were able to increase its gross margin from 30% during the prior year to 69% during the current year. We have also maintained a very low level of general and administrative expenses at the subsidiary level, due to our business model. We expect the significant future general and administrative costs to be that of those costs revolving around our growth plans and professional fees for our filings with the U.S. Securities and Exchange Commission at the parent company level.

The subsidiary began to experience a decline in revenues during the year 2001 as did most companies in this market sector after a rapid growth during the year 2000. We generated revenues of $785,003 in 2000 and $292,164 in 2001 representing a 63% decline. Cost of services during 2001 of $217,663 as compared to the year 2000 in the amount of $609,403 represented a 64% decline. Due to our business model, we maintain the flexibility to monitor our Cost of Services in relation to our current sales revenue. We are actively perusing the market with Jitsource LLC and will continue our growth plans through possible additional acquisitions as discussed above and in our business plan. During the years ended December 31, 2001 and 2000, our subsidiary experienced an immaterial amount of general and administrative costs.

Our ability to achieve our business objectives is contingent upon our success in raising additional capital until adequate revenues are realized from operations.

Plan of Operation

We will attempt to raise capital from sale of our common stock, business lines of credit, loans from investors, shareholders or management, and/or joint venture partners. Management will use its best efforts to raise the additional funds carry out the planned exploration program but there is significant risk that we not secure the necessary funding.

We will primarily invest in new business development and ongoing business activities including sales and marketing, advertisement, legal and human resource development. We intend to hire 1-2 experienced business development personnel in the next 3 months. We have sufficient cash and a credit line to hire such personnel and basic operating infrastructure for a period of one year as shown by our working capital balance as of September 30, 2002. If we are successful in developing new business, management will assess the results to determine the best course of action for ongoing and future needs.

Capital Resources and Liquidity.

We have $70,195 which was raised in the Regulation D Rule 506 private placement in August 2002. the cost of the offering was $15,100 therefore we have $55,095 as working capital. We currently have a small-business credit line of $11,200.00 with American Express, and a $20,000.00 credit line from Advanta Corporation and $7,000 credit line with Visa Business Card.

BUSINESS  -  OUR COMPANY

Organization

We are a Delaware corporation formed on April 5, 2002. On April 8, 2002, we reorganized as a corporation to allow us more flexibility to raise additional financing. We completed an Interest Purchase Agreement in which we purchased all of the outstanding membership units in Jitsource, LLC so that Jitsource, LLC became our wholly owned subsidiary.

Our Business

We are a supplier of services and consultants to companies and institutions operating in the telecommunications industries. Although we were organized in April 2002, Jitsource LLC has been in existence since March 1999 and has generated revenues of $785,003 in 2000 and $292,164 in 2001. Jitsource LLC has always been profitable and our ability to remain profitable will depend upon many factors, including the success of our marketing strategy, prospective customer preferences and their continued acceptance of our services, and our ability to enter into beneficial alliances with channel partners. We have not spent any money on research and development during the last two years.

Objectives

The following sets forth our corporate objectives:

1.	Providing consulting and temporary placement services
2.	Achieve annual revenues exceeding $2 million in five years.

The keys to our success are:

1.	Sales and marketing activities to attract customers for our services.
2.	Expand the network of high-caliber placement service partners to meet our customer needs. Jitsource maintains binding relationships (e.g. non-compete and non-disclosure agreements) with its partners.
3.	Expand services into resource intensive activities (e.g., transcription services, data entry, coding and software testing) that can be accomplished offshore by highly skilled professionals at favorable labor costs.
4.	Exemplary customer service combined with improving customers' operating margins.
5.	Adequate working capital to fund our growth that will be required to meet expected demand.

Products and Services

We focus on supplying contract people and services. Since inception, we have provided such services to our valued customers by understanding the customer needs through joint “discovery” discussion, finding the correct resource match available in our network of partners /suppliers and making placements in a just-in-time fashion. We generate profits by collecting the difference between what the customer pays for the service (bill-rate) and what we pay our suppliers (pay-rate) .

Market Needs and Competition

According to U.S. Department of Labor (more information at http://stats.bls.gov/oco/cg/cgs033.htm), Computer and data processing services is projected to be the fastest growing industry in the economy, with employment expected to increase 86 percent between 2000 and 2010. Firms may enlist the services of one of over 178,000 establishments in the computer and data processing services industry for help with a particular project or problem, such as setting up a secure website or establishing a marketplace online. Alternatively, they may choose to “outsource” one or more activities.

Since inception, we have been providing professional contract resources to meet our customer needs. Companies such as IBM, EDS, and BEA systems provide the same type of services that we provide to our customers, however, these companies are Fortune 500 companies and are clearly not our competition. We face competition thru companies such as Tech Miki Informatica, and CDI Inc based in Dallas, Texas.

Business Model

Our business model is to (1) identify the need for consultants, products and/or services through its sales and marketing efforts, (2) contract with clients to provide the need, and (3) contract with a solution partner to provide the service. Our gross margin is the difference between the contract values.

Sales and Marketing

Sales and marketing activities may include, direct marketing, referrals, promotions, and account management Leads developed through marketing efforts will be contacted on a personal basis to obtain the RFP (request for purchase) and clarify requirements. Our management will evaluate the client needs, develop a solution for satisfying the needs, and prepare a formal proposal for the client.

OFFICES

Our corporate offices are located at 233 Wilshire Blvd., Suite 960, Santa Monica California 90401. Our telephone number is (310)393-0104.

EMPLOYEES

We have one employee, Akhee Rahman, our sole officer and director who is also our sole peron in management and on our Board of Directors. In the year 2000, we employed a total of seven independent consultants, during 2001 we employed five independent consultants and during the current year we have two independent consulting working on our behalf. We plan to employ additional people and consultants as we continue to implement our plan of operation.

DESCRIPTION OF PROPERTY

We currently lease approximately 1,500 square feet of office space at 233 Wilshire Blvd., Suite 960, Santa Monica, California. This property is a standard office space which allows us to run our core business of consultant placement. We believe that this space is large enough for our business for the next twelve months. However, if we need additional space in the future, there is an additional 5,000 square feet available to us. We lease the space on a month to month basis for $1,500 per month.

LEGAL PROCEEDINGS

To the best of our knowledge, there are no known or pending litigation proceedings against us.

MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

NAME	AGE	POSITION

Akhee Rahman	35	President and Chief Executive Officer Secretary/ Treasurer/Director

Akhee Rahman is our founder, Chief Executive Officer, President, Secretary, Treasurer and Director. Ms. Rahman brings over 10 years of experience in managing multinational companies in diverse work environments including manufacturing, retail, and advertising.. Prior to joining us, Ms. Rahman was the Vice President of Operations for Converge Global, an internet incubator, from 1999 to 2000. Ms. Rahman was also the Treasurer for Essential Technologies, Inc., a private software solutions firm from 2001 to 2002. There is no affiliation between Essential Technologies, Inc. and us. From 2000-2001 she was the Treasurer for Digitalmen.com, Inc., an online community and resource center for men. From 1996 to 1999 Ms. Rahman was not employed and prior to to 1996 she worked as a manager for the clothing retailer, Cache. Ms. Rahman has a Bachelor of Arts degree in International Business. Akhee Rahman is the sister of Reza Rahman, who is our promoter and principal shareholder.

The officer and director listed above will remain in office until the next annual meeting of our stockholders, and until her successor has been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our

Director for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors.

Neither our sole officer and director, Akhee Rahman, or our promoter, Reza Rahman have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years. We do not have any standing committees.

BOARD OF DIRECTORS

The board of directors consists of one director.

EXECUTIVE COMPENSATION

Akhee Rahman has been our President and Secretary since inception and received 500,000 shares for a two year employement agreement which commenced April 5, 2002. The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2001 fiscal year, for our Chief Executive Officer and for each of our other directors whose compensation on an annualized basis exceeded $100,000 during fiscal 2001.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION				LONG TERM COMPENSATION
NAME AND PRINCIPAL POSITION	FISCAL YEAR	OTHER SALARY	ANNUAL BONUS	RESTRICTED STOCK COMPENSATION	SECURITIES UNDERLYING AWARDS	OPTIONS (NO. OF SHARES)	ALL OTHER COMPENSATION

Akhee Rahman, President and Secretary				500,000

Our shareholders may in the future determine to pay Directors' fees and reimburse Directors for expenses related to their activities.

STOCK OPTIONS

We did not grant stock options in 2001.

The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2001:

OPTION GRANTS IN FISCAL 2000
(INDIVIDUAL GRANTS)(1)

NAME	NUMBER OF SECURITIES UNDERLYING OPTIONS GRANTED	PERCENT OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN FISCAL 2001	EXERCISE PRICE	EXPIRATION DATE

None

No Executive Officer held options during the 2001 fiscal year. The following table sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options projected at the 2001 fiscal year end:

None

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 9, 2002, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF OUTSTANDING SHARES

5% STOCKHOLDERS

Akhee Rahman 233 Wilshire Blvd., Suite 960 Santa Monica, CA 90401	500,000	21.20%

Reza Rahman 377 E. Las Colinas Blvd., #280 Irving, TX 75039	1,500,000	63.60%

DIRECTORS AND NAMED EXECUTIVE OFFICERS

Akhee Rahman 233 Wilshire Blvd., Suite 960 Santa Monica, CA 90401	500,000	21.20%

Officers and Directors as a Group	500,000	21.20%

(1)     Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(2)     This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the 358,500 shares of common stock sold to a total of forty investors in a Regulation D Rule 506 private placement in August, 2002. None of the selling stockholders have had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of December 9, 2002 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common Stock owned prior to offering(1)	Percent of Common Stock owned prior to offering	Shares of common stock to be sold	Shares of common Stock owned After offering	Percent(1)

Deanna H Khal	500	*	500	0	0
Philip Davis	10,000	*	10,000	0	0
Melissa S Carrigan	50,000	2.12%	50,000	0	0
Joey A Whitacre	500	*	500	0	0
Danny A Flaherty	500	*	500	0	0
Dennis L Miller	50,000	2.12%	50,000	0	0
Jirawan Starut	25,000	1.06%	25,000	0	0
Trent M Day	5,000	*	5,000	0	0
Al Siciliano Jr.	2,500	*	2,500	0	0
Steven R Staehr	50,000	2.12%	50,000	0	0
Steven Cyr	15,300	*	15,300	0	0
Tanya Chiodini	15,300	*	15,300	0	0
Rajiv Tandon	4,000	*	4,000	0	0
Deepak Mehta	5,000	*	5,000	0	0
Mark Stidham	4,000	*	4,000	0	0
Marchelo Guerra	3,500	*	3,500	0	0
Rafiq Ahmed	3,500	*	3,500	0	0
Sayeed Anam	3,500	*	3,500	0	0
Babar Zaman	10,000	*	10,000	0	0
Mohammed Ahmed	10,000	*	10,000	0	0
Martin Barratt	2,500	*	2,500	0	0
Sandy Barratt	3,500	*	3,500	0	0
Zebunessa Begum	3,000	*	3,000	0	0
Asheques Samad	5,000	*	5,000	0	0
Jennfier Collingsworth	2,500	*	2,500	0	0
Aaron Scoby	4,400	*	4,400	0	0
Shireen Irvine	6,000	*	6,000	0	0
Ted Diamandoupoulos	5,500	*	5,500	0	0
Matt Treglia	4,000	*	4,000	0	0
Meg Lanstra	4,000	*	4,000	0	0

Gary Kashani	5,500	*	5,500	0	0
Chrill Shill	5,500	*	5,500	0	0
Rezwana Parveen	4,000	*	4,000	0	0
Sharmeen Hasan	4,000	*	4,000	0	0
Moinul Ahsan	4,000	*	4,000	0	0
Mohammad Islam	4,000	*	4,000	0	0
Mohammed Rahaman	4,000	*	4,000	0	0
Lubna Khan	7,000	*	7,000	0	0
Samar Khan	5,000	*	5,000	0	0
Saima Ali	7,000	*	7,000	0	0

* Less than one (1%)percent

(1)    Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during the offering period.

PLAN OF DISTRIBUTION

The shares may be sold or distributed from time to time by the selling stockholders , directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents or may acquire shares as principals, at a price of $.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales, transactions involving cross or block trades on any securities or market where our common stock is trading,
o	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker- dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Akhee Rahman, our sole officer and director, is Reza Rahman's sister. Reza Rahman owned all of the memberships units and was the sole managing member of Jitsource, LLC. Pursuant to the Interest Purchase Agreement between us and Jitsource, LLC, we received all of Mr. Rahman’s membership units in Jitsource, LLC in consideration for the issuance of 1,500,000 shares of our common stock to Mr. Rahman. Reza Rahman is our promoter pursuant to Rule 405 of the Securities Act of 1934. Akhee Rahman received her 500,000 shares upon our formation in consideration for appointment as our President and Chief Executive Officer and for services rendered to us.

Reza Rahman, previously Jitsource, LLC’ s sole unit holder and our current principal shareholder, previously had been provided with a loan from Jitsource, LLC in the form of an unsecured demand note. The amount varied from time to time and had an annual interest rate of six (6%) percent.

Such related party transactions was on terms that were not more favorable than if agreed upon by a third party in an arms length transaction.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by- laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

GENERAL

Our Articles of Incorporation authorize us to issue up to 50,000,000 Common Shares, $0.0001 par value per common share. As of December 9, 2002, there were 2,358,500 shares of our common stock outstanding.

COMMON STOCK

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by- laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully- paid and non-assessable.

Liquidation Rights.

Upon our liquidation or dissolution, each outstanding Common Share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.

We do not have limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Delaware Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

Voting Rights.

Holders of our Common Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

Other Rights.

Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

There are no other material rights of the common shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of us. We have not issued debt securities.

DELAWARE BUSINESS COMBINATION PROVISIONS

We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

o	prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

o	the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

o	the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

o	for any breach of a director's duty of loyalty to the corporation or its stockholders,
o	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
o	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
o	for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Our bylaws entitle our officers and directors to indemnification to the fullest extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the selling stockholders and to register additional shares to be sold. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is Corporate Stock Transfer, 2800 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Its telephone number is (303) 282-4800.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Anslow & Jaclin, LLP, 4400 Route 9, 2nd Floor, Freehold, New Jersey 07728. Its telephone number is (732) 409-1212.

EXPERTS

The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Gately & Associates, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

JITSOURCE, INC.
Audited Financial Statements
As of September 30, 2002

TO THE BOARD OF DIRECTORS
JITSOURCE, INC.

We have audited the accompanying balance sheet of JITSOURCE, INC, as of September 30, 2002, and the related statement of income, stockholders’ equity and cash flows from April 5, 2002 (inception) through September 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JITSOURCE, INC., as of September 30, 2002, and the results of its operations and its cash flows from April 5, 2002 (inception) through September 30, 2002 in conformity with generally accepted accounting principles.

Gately & Associates, LLC Certified Public Accountants Orlando, Florida November 1, 2002

                                 JITSOURCE, INC.
                           CONSOLIDATED BALANCE SHEET

                            As of September 30, 2002

                                     ASSETS

CURRENT ASSETS                                                 9/30/2002
                                                            ----------------

            Cash                                                   $ 58,293
            Accounts receivable                                       3,813
                                                            ----------------

                        Total Current Assets                         62,106
                                                            ----------------

PROPERY AND EQUIPMENT

            Computer equipment                                        2,521
            Less: accumulated depreciation                           (2,215)
                                                            ----------------

                        Total Property and Equipment                    306
                                                            ----------------

                                       21

OTHER ASSETS

            Note receivable - Axium                                  15,125
            Loan - related party                                     25,671
                                                            ----------------

                        Total Other Assets                           40,796
                                                            ----------------

                        TOTAL ASSETS                              $ 103,208
                                                            ================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

            Accounts payable                                        $ 7,514
                                                            ----------------

                        Total Current Liabilities                     7,514
                                                            ----------------

STOCKHOLDERS' EQUITY

            Common Stock, $.0001 par value
                Authorized: 50,000,000

                Issued: 2,358,300                                       236
            Additional paid in capital                              206,081
            Preferred stock, $.0001 par value
                Authorized: 10,000,000

                Issued: none                                              -
            Allowance for prepaid services
                in the form of stock                                (67,500)
            Retained earnings (loss)                                (43,123)
                                                            ----------------

                        Total Stockholders' Equity                   95,694
                                                            ----------------

                        TOTAL LIABILITIES AND EQUITY              $ 103,208
                                                            ================

                    Please read independent auditor's report

                                 JITSOURCE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

            From April 5, 2002 (inception) through September 30, 2002

                                                          9/30/2002
                                                       ----------------

REVENUE                                                        $ 3,813

COST OF SERVICES                                                 2,513
                                                       ----------------

GROSS PROFIT OR (LOSS)                                           1,300

GENERAL AND ADMINISTRATIVE EXPENSES                             40,180
                                                       ----------------

OPERATING INCOME                                               (38,880)

CAPITAL GAIN (LOSS)                                             (3,458)

INTEREST INCOME (EXPENSE) - NET                                   (785)
                                                       ----------------

NET INCOME (LOSS)                                            $ (43,123)
                                                       ================

Earnings (loss) per share, basic and diluted                  $ (.02)

                    Please read independent auditor's report

                                 JITSOURCE, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                            As of September 30, 2002

                                                                   ADDITIONAL      RETAINED
                                         COMMON         PAR          PAID IN       EARNINGS        TOAL
                                         STOCK         VALUE         CAPITAL        (LOSS)         EQUITY
                                     --------------------------------------------------------------------------

Balance, April 5, 2002                                       $ -             $ -           $ -             $ -

Stock issued to purchase
    Jitsource, LLC                        1,500,000          150          44,967                        45,117

Stock issued for two
  year service contract                     500,000           50          89,950                        90,000

Allowance for service contract
  prepaid by stock issuance                                                                            (67,500)

Stock issued for cash                       358,300           36          71,164                        71,200

                                       22

Net earnings (loss)                                                                    (43,123)        (43,123)

                                     --------------------------------------------------------------------------

Balance, September 30, 2002               2,358,300        $ 236       $ 206,081     $ (43,123)       $ 95,694
                                     ==========================================================================

                    Please read independent auditor's report

                                 JITSOURCE, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  From April 5, 2002 through September 30, 2002

CASH FLOWS FROM OPERATING ACTIVITIES                                                 9/30/2002
                                                                                  ----------------

            Net income (loss)                                                           $ (43,123)
                                                                                  ----------------

            Adjustments to reconcile net income to net cash
              provided by (used in) operating activities:

            Depreciation                                                                      315
            Compensation in the form of stock                                              22,500
            Capital loss                                                                    3,458
            (Increase) Decrease in accounts receivable                                     (3,813)
            (Increase) Decrease in advances                                                     -
            (Increase) Decrease in accrued interest - net                                    (935)
            Increase (decrease) in accounts payable                                       (11,232)
                                                                                  ----------------

                        Total adjustments to net income                                    10,293
                                                                                  ----------------

            Net cash provided by (used in) operating activities                           (32,830)
                                                                                  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES

            Cash received (paid) from related party                                        33,725
            Cash paid for investment                                                      (15,000)
                                                                                  ----------------

            Net cash flows provided by (used in) investing activites                       18,725
                                                                                  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES

            Proceeds from stock issuance                                                   71,200
                                                                                  ----------------

            Net cash provided by (used in) financing activities                            71,200
                                                                                  ----------------

CASH RECONCILIATION

            Net increase (decrease) in cash                                                57,095
            Cash at inception                                                               1,198
                                                                                  ----------------

CASH BALANCE END OF PERIOD                                                               $ 58,293
                                                                                  ================

                    Please read independent auditor's report

JIT SOURCE, INC.

Notes to the financial statements

(See Independent Auditor’s Report)

1.   Summary of Significant Accounting Policies:

Industry – Jitsource, Inc. (the Company) was incorporated on April 5, 2002 under the laws of the State of Delaware. Upon inception the Company acquired all of the outstanding units and business activity of Jitsource, L.L.C. (Subsidiary), a Delaware company based in Irving Texas. The Company is headquartered in Irving, Texas and intends to capitalize on skilled professionals from its network of technology partners to seek corporate contracts for services to telecommunications, supplying software applications and outsource professionals as resources for consulting. The Company’s fiscal year end is December 31, a calendar year end.

Significant Accounting Policies:

The Company's management has adopted the following accounting policies.

Revenue Recognition – Revenues resulting from consulting services are recognized as such services are performed, in accordance with generally accepted accounting principles. Services are generally paid for when the service is being performed.

Cash and Cash Equivalents – The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Short-Term Investments – Short-term investments ordinarily consist of short-term debt securities acquired with cash not immediately needed in operations. Such amounts have maturities of less than one year.

Basis of Accounting - The Company’s financial statements are prepared in accordance with generally accepted accounting principles. All costs associated with software development are expensed as Research and Development costs until such time as technological feasibility has been established, after which material software development costs are capitalized and amortized over the estimated time of benefit.

Property and Equipment – Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Machinery and equipment	.......................................	2 to 10 years
Furniture and fixtures	.......................................	5 to 10 years

Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Research and Development – Research and development costs incurred in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products’ technological feasibility, are recorded and expensed in the period incurred.

Income Taxes – The Company will utilize the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments – The Company’s financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturaties. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

Earnings Per Share – Basic earnings per share is computed by dividing earnings available to shareholders by the weighted-average number of shares outstanding for the period as guided by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Shares”. Diluted EPS reflects the potential dilution of securities that could share in the earnings

Concentrations of Credit Risk - Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company’s policy is to place its operating demand deposit accounts with high credit quality financial institutions that are insured by the FDIC.

2.   Related Party Transactions:

A shareholder has been provided a loan from the Company and/or loaned the Company working capital in the form of an unsecured demand note. The amount varies from time to time and carries an annual interest rate of 6%.

3.   Accounts Receivable and Customer Deposits:

The Company has immaterial balances in account receivables from time to time and therefore an allowance for doubtful accounts was not established. The Company had no balance in customer deposits.

4.   Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5.   Revenue and Cost Recognition:

The Company uses the accrual basis of accounting for financial statement reporting. Revenues and costs are recognized when services are performed and expenses realized when services are performed or when obligations are incurred for period costs.

6.   Note Receivable:

On September 9, 2002, the Company entered into a note receivable with Axium in the amount of $15,000. The note carries an annual interest rate of 10% with principal and interest due at the end of 90 days.

7.   Accounts Payable and Accrued Expenses:

Accounts payable and accrued expenses consist of trade payables from normal operations of the business.

9.   Operating Lease Agreements:

The Company has no short term or long term leases.

10.   Shareholders' Equity

Common Stock

The Company has authorized 50,000,000 shares of common stock with a par value of $.0001.

On April 8, 2002, the Company issued 1,500,000 shares to purchase all of the outstanding units and business activity of Jitsource, L.L.C., a Delaware limited liability company which was formed on March 4, 1999 and based in Irving, Texas, for a value of $45,117. The transaction was accounted for under the “purchase” method of accounting for consolidations as guided by Generally Accepted Accounting Principals (ARB, as amended by FAS-94). The transaction did not culminate with the recording of Goodwill.

Shortly after inception the Company entered into an agreement to compensate a Company officer to run the Company for a period of two years. The agreement called for the issuance of 500,000 restricted common shares for a value of $90,000.

During the third quarter of the calendar year, the Company issued 358,300 common shares for $71,200.

Preferred Stock

The Company has authorized 10,000,000 preferred shares with a par value of $.0001. No preferred shares have been issued.

11.   Employment Contract and Incentive Commitments:

The Company has no employment contracts.

12.   Required Cash Flow Disclosure for Interest and Taxes Paid:

The Company has made no cash payments for interest or income taxes.

The Company entered into a non-cash transaction with Ucino. On December 2, 2001 the Company’s Subsidiary entered into a note payable in the amount of $84,000 with Ucino, a subcontractor that originated from costs related to sales. The note called for a maturiy in two years with the full balance of principal and interest due. The note carried an annual interest rate of 21%. During September of 2002 the Subsidary made payment to Ucino with a note receivable that the Subsidiary held with Padma Ventures, a texas company. This note receivable was entered into on December 20, 2001 in the amount of $45,000. The note carried an annual interest rate of 10% withs payment to begin on February 28, 2003 and ending on February 28, 2007. Interest on both the note receivable and note payable was accrued to the payment date and resulted in a capital loss of $3,458.

13.   Contingent Liabilities:

Currently the Company has not identified any contingent liabilities that may be due.

TO THE BOARD OF DIRECTORS
JITSOURCE, L.L.C.

We have audited the accompanying balance sheet of JITSOURCE, L.L.C., as of December 31, 2001and 2000, and the related statement of income, unitholder’s capital and cash flows for the twelve months then ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JITSOURCE, L.L.C., as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the months then ended in conformity with generally accepted accounting principles.

Gately & Associates, LLC Certified Public Accountants Orlando, Florida March 6, 2002

                                 JITSOURCE, LLC

                                  BALANCE SHEET

                        As of December 31, 2001 and 2000

                                     ASSETS

CURRENT ASSETS                                                 12/31/2001         12/31/2000
                                                            ------------------ -----------------

            Cash                                                     $ 13,514           $ 7,957
            Accounts receivable                                             -             9,020
                                                            ------------------ -----------------

                 Total Current Assets                                  13,514            16,977
                                                            ------------------ -----------------

PROPERY AND EQUIPMENT

            Computer equipment                                          2,521             2,521
            Less: accumulated depreciation                               (840)             (635)
                                                            ------------------ -----------------

                 Total Property and Equipment                           1,681             1,886
                                                            ------------------ -----------------

OTHER ASSETS

            Note receivable - Padma Ventures                           45,000                 -
            Unitholder receivable                                      58,571                 -
                                                            ------------------ -----------------

                 Total Other Assets                                   103,571                 -
                                                            ------------------ -----------------

                 TOTAL ASSETS                                       $ 118,766          $ 18,863
                                                            ================== =================

                      LIABILITIES AND UNIT HOLDER'S CAPITAL

CURRENT LIABILITIES

            Accounts payable                                              $ -          $ 34,313
            Unitholder payable                                              -            23,688
            Note payable - Ucino                                       84,000                 -
                                                            ------------------ -----------------

                 Total Current Liabilities                             84,000            58,001
                                                            ------------------ -----------------

UNITHOLDER'S CAPITAL

            Units, 1,000 at a value of $1.00 per unit                   1,000             1,000
            Retained earnings (loss)                                   33,766           (40,138)
                                                            ------------------ -----------------

                 Total Unitholder's Capital                            34,766           (39,138)
                                                            ------------------ -----------------

                 TOTAL LIABILITIES AND CAPITAL                      $ 118,766          $ 18,863
                                                            ================== =================

                    PLEASE READ INDEPENDENT AUDITOR'S REPORT

                                       27

                                 JITSOURCE, LLC

                             STATEMENT OF OPERATIONS

               The Twelve Months Ended December 31, 2001 and 2000

                                                12/31/2001         12/31/2000
                                             ------------------ -----------------

REVENUE                                              $ 292,164         $ 785,003

COST OF SERVICES                                       217,663           609,403
                                             ------------------ -----------------

GROSS PROFIT OR (LOSS)                                  74,501           175,600

GENERAL AND ADMINISTRATIVE EXPENSES                      4,127            23,330
                                             ------------------ -----------------

OPERATING INCOME                                        70,374           152,270

INTEREST INCOME (EXPENSE)                                3,530                 -
                                             ------------------ -----------------

INCOME BEFORE TAXES                                     73,904           152,270

INCOME TAXES (PRO-FORMA)                                16,421            50,249
                                             ------------------ -----------------

NET INCOME OR (LOSS) (PRO-FORMA)                      $ 57,483         $ 102,021
                                             ================== =================

EARNINGS PER UNIT, BASIC AND DILUTED                   $ 73.90          $ 152.27

(NOTE: Income tax effects have been provided pro-forma if taxed as a corporation)

                    PLEASE READ INDEPENDENT AUDITOR'S REPORT

                                 JITSOURCE, LLC

                        STATEMENT OF UNITHOLDER'S CAPITAL

                        As of December 31, 2001 and 2000

                                                           ADDITIONAL
                                                UNIT        PAID IN        RETAINED           TOAL
                                 UNITS         VALUE        CAPITAL        EARNINGS          CAPITAL
                            ------------------------------------------------------------------------------

Balance, Dec. 31, 1999                1,000      $ 1,000            $ -      $ (192,408)       $ (191,408)

Net loss                                                                        152,270

Balance, Dec. 31, 2000                1,000        1,000              -         (40,138)          (39,138)

Net earnings                                                                     73,904            73,904
                            ------------------------------------------------------------------------------

Balance, Dec. 31, 2001                1,000      $ 1,000            $ -        $ 33,766          $ 34,766
                            ==============================================================================

                    PLEASE READ INDEPENDENT AUDITOR'S REPORT

                                 JITSOURCE, LLC

                            STATEMENTS OF CASH FLOWS

                    The Twelve Months Ended Dece0ber 31, 2001

CASH FLOWS FROM OPERATING ACTIVITIES                                            12/31/2001         12/31/2000
                                                                             ------------------ -----------------

            Net income (loss)                                                         $ 70,374         $ 152,270
                                                                             ------------------ -----------------

            Adjustments to reconcile net income to net cash provided
              by (used in) operating activities:

            Depreciation                                                                   205               420
            (Increase) Decrease in accounts receivable                                   9,020           (64,912)
            Increase (decrease) in accounts payable                                    (34,313)          (26,912)
                                                                             ------------------ -----------------

                 Total adjustments to net income                                       (25,088)          (91,404)
                                                                             ------------------ -----------------

            Net cash provided by (used in) operating activities                         45,286            60,866
                                                                             ------------------ -----------------

CASH FLOWS FROM INVESTING ACTIVITIES

            Cash paid for equipment                                                                       (1,230)
            Cash paid for investment                                                   (45,000)                -
                                                                             ------------------ -----------------

            Net cash flows provided by (used in) investing activites                   (45,000)           (1,230)
                                                                             ------------------ -----------------

                                       28

CASH FLOWS FROM FINANCING ACTIVITIES

            Cash received (paid) from unitholder loan                                    5,630           (79,970)
                                                                             ------------------ -----------------

            Net cash provided by (used in) financing activities                          5,630           (79,970)
                                                                             ------------------ -----------------

CASH RECONCILIATION

            Net increase (decrease) in cash                                              5,916           (20,334)
            Cash at beginning of year                                                    7,598            28,291
                                                                             ------------------ -----------------

CASH BALANCE AT END OF YEAR                                                           $ 13,514           $ 7,957
                                                                             ================== =================

                    PLEASE READ INDEPENDENT AUDITOR'S REPORT

JIT SOURCE, LLC

Notes to the financial statements

(See Independent Auditor’s Report)

1.   Summary of Significant Accounting Policies:

Industry -  Jitsource, Inc. (the Company) was formed as a Limited Liability Company (L.L.C.) on March 4, 1999 under the laws of the State of Delaware. The Company is headquartered in Irving, Texas and intends to capitalize on skilled professionals from its network of technology partners to seek corporate contracts for services to telecommunications, supplying software applications and outsource professionals as resources for consulting.

Significant Accounting Policies:

The following accounting policies have been adopted by The Company's management.

Revenue Recognition – Revenues resulting from consulting services are recognized as such services are performed, in accordance with generally accepted accounting principles. Services are generally paid for when the service is being performed.

Cash and Cash Equivalents – The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Short-Term Investments – Short-term investments ordinarily consist of short-term debt securities acquired with cash not immediately needed in operations. Such amounts have maturities of less than one year.

Basis of Accounting - The Company’s financial statements are prepared in accordance with generally accepted accounting principles. All costs associated with software development are expensed as Research and Development costs until such time as technological feasibility has been established, after which material software development costs are capitalized and amortized over the estimated time of benefit.

Property and Equipment – Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Machinery and equipment	.......................................	2 to 10 years

Furniture and fixtures	.......................................	5 to 10 years

Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Research and Development – Research and development costs incurred in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products’ technological feasibility, are recorded and expensed in the period incurred.

Income Taxes – The Company was formed as an L.L.C. and may elect to be taxed under the Internal Revenue Tax Code as a Corporation, S-Corporation, Partnership or Sole Proprietorship. The Company, if taxed as a corporation, will utilize the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments – The Company’s financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturaties. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

Earnings Per Unit – Basic earnings per unit is computed by dividing earnings available to unitholders by the weighted-average number of units outstanding for the period as guided by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Shares”. Diluted EPS reflects the potential dilution of securities that could share in the earnings

Concentrations of Credit Risk - Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company’s policy is to place its operating demand deposit accounts with high credit quality financial institutions that are insured by the FDIC.

2.   Related Party Transactions:

The Company’s unitholder has been provided a loan from the Company and/or loaned the Company working capital in the form of an unsecured demand note. The amount varies from time to time and carries an annual interest rate of 6%.

3.   Accounts Receivable and Customer Deposits:

The Company immaterial balances in accounts receivable at years end and therefore an allowance for doubtful accounts was not established. The Company had no balance in customer deposits.

4.   Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5.   Revenue and Cost Recognition:

The Company uses the accrual basis of accounting for financial statement reporting. Revenues and costs are recognized when services are performed and expenses realized when services are performed or when obligations are incurred for period costs.

6.   Accounts Payable and Accrued Expenses:

Accounts payable and accrued expenses consist of trade payables from normal operations of the business.

7.   Current Debt:

On December 2, 2001, the Company entered into a note payable in the amount of $84,000 with Ucino, a subcontractor that originated from costs related to sales. The note matures in two years with the full balance of principal and interest due. The note carries an annual interest rate of 21%. The note was subsequently retired in the year 2002.

8.   Operating Lease Agreements:

The Company has no short term or long term leases.

9.   Unitholder's Capital:

Units

On March 4, 1999, the Company interest of members was represented by a total of one thousand Company units for a consideration of $1,000. The one thousand units consist of five hundredCompany voting units and five hundred Company non-voting units

10.   Employment Contract and Incentive Commitments:

The Company has no employment contracts.

11.   Deferred Tax Assets and Liabilities:

The Company, currently a limited liability company. If taxed as a C-Corporation, the Company would account for income taxes in accordance with Statements on Financial Accounting Standards 109. The current method of taxation adopted by the Company is to account for income by the unitholder; therefore, no balance for deferred tax assets or liabilities is accounted for. Pro-forma tax effects have been provided in the financial statements.

12.   Required Cash Flow Disclosure for Interest and Taxes Paid:

The Company had no cash payments for interest or income taxes for the year ended December 31, 2001. The Company had a non-cash transaction regarding the adoption of a note payable for costs related to sales, see note seven. The Company also had a non-cash adjustment to its capital balance with an adjustment to the unitholder receivable.

13.   Contingent Liabilities:

Currently the Company has not identified any contingent liabilities that may be due.

14.   Investment:

On December 20, 2001, the Company entered into a note receivable with Padma ventures, a Texas company, in the amount of $45,000. The note carries an annual interest rate of 10% with payments beginning February 28, 2003 and ending February 28, 2007. The note was subsequently retired in the year 2002.

JITSOURCE, INC.
358,500 Shares Common Stock
PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

December   , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.      INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that the we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the DGCL. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the DGCL. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

Item 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Commission registration fee	$100
Legal fees and expenses (1)	$10,000
Accounting fees and expenses (1)	$5,000
Miscellaneous (1)	$0
Total (1)	$15,100

(1)     Estimated.

Item 26.      RECENT SALES OF UNREGISTERED SECURITIES.

We were incorporated in the State of Delaware on April 5, 2002 and 500,000 shares were issued to Akhee Rahman as consideration for Ms. Rahman accepting her appointment as our President and Chief Executive Officer. Such shares were issued to Ms. Rahman in reliance in the exemption under Section 4(2) of the Securities Act of 1933.

On April 8, 2002, we completed an Interest Purchase Agreement in which we purchased all of the outstanding membership units in Jitsource, LLC so that Jitsource, LLC became our wholly owned subsidiary. Pursuant to such Agreement, we issued 1,500,000 shares of our common stock to Reza Rahman, the sole Jitsource LLC interest holder. Such shares were issued to Reza Rahman in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

The shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us not involving a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which it sold a high number of shares to a high number of investors. In addition, these shareholder had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In September, 2002, we completed a Regulation D, Rule 506 Offering in which we issued a total of 358,5000 shares of our common stock to forty one shareholders for an aggregate offering price of $71,700. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Deanna H. Khal	500
Philip Davis	10,000
Melissa S Carrigan	50,000

Joey A Whitacre	500
Danny A Flaherty	500
Dennis L Miller	50,000
Jirawan Starut	25,000
Trent M Day	5,000
Al Siciliano Jr.	2,500
Steven R Staehr	50,000
Steven Cyr	15,300
Tanya Chiodini	15,300
Rajiv Tandon	4,000
Richard Mehta	5,000
Mark Stidham	4,000
Marchelo Guerra	3,500
Rafiq Ahmed	3,500
Sayeed Anam	3,500
Babar Zaman	10,000
Mohammed Ahmed	10,000
Martin Barratt	2,500

Sandy Barratt	3,500
Zebunessa Begum	3,000
Asheques Samad	5000
Jennifer Collingsworth	2500
Aaron Scoby	4400
Shireen Irvine	6000
Ted Diamandoupoulos	5500
Matt Treglia	4000
Meg Lanstra	4000
Gary Kashani	5500
Chrill Shill	5500
Rezwana Parveen	4000
Sharmeen Hasan	4000
Moinul Ahsan	4000
Mohammad Islam	4000
Mohammed Rahaman	4000
Lubna Khan	7000
Samar Khan	5000
Saima Ali	7000

The Common Stock issued in our Regulation D, Rule 506 offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)	At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15

(d) of the Exchange Act; or (2) an "investment company" within the meaning of the federal securities laws.

(C)	Neither us, nor any our predecessors, nor any our director, nor any beneficial owner of 10% or more of any class of the our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with our director, officer or promoter or any beneficial owner of 10% or more of our securities.

All of the shareholders who purchased shares in the 506 offering represented to us that they were accredited and/or sophisticated investors. Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in September 2002 were restricted in accordance with Rule 144 of the Securities Act of 1933.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 27.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT	DESCRIPTION
3.1	Certificate of Incorporation of Jitsource Inc. *
3.3	By-laws of Jitsource Inc. *
5.1	Opinion of Anslow & Jaclin LLP
10.0	Amended Interest Purchase Agreement between Jitsource Inc. and Jitsource LLC
10.1	Note dated December 20, 2001 from Pudma Ventures to Jitsource, LLC
10.2	Promissory Note dated January 1, 2002 from Reza Rahman to Jitsource, LLC
10.3	Promissory Note dated December 2, 2001 from Jitsource, LLC to Ucino Finance Limited
10.4	Addendum to Promissory Note
10.5	Agreement between Ucino and Jitsource LLC
23.1	Consent of Gately & Associates
23.2	Consent of Anslow & Jaclin LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on page II-6 of the registration statement)

*  Filed with the original filing on October 1, 2002 (SEC File No. 333-100241)

Item 28.     UNDERTAKINGS.

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)Include	any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	Undertaking Required by Regulation S-B, Item 512(e).

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)	Undertaking Required by Regulation S-B, Item 512(f)

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on the 9th day of December , 2002.

Jitsources Inc.

By:	/s/ Akhee Rahman Akhee Rahman President Chief Financial Officer and Secretary

POWER OF ATTORNEY

The undersigned directors and officers of Jitsource Inc. hereby constitute and appoint Akhee Rahman, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Akhee Rahman Akhee Rahman	President, Chief Financial Officer Secretary and Director	Dated: December 9, 2002